Exhibit 23.5

Accra, 25th August 2026.

CONSENT — REGISTRATION STATEMENT ON FORM F-3 OF BLUE GOLD LIMITED

Please, accept our warm compliments.

We refer to the Registration Statement on Form F-3 of Blue Gold Limited (the “Company”) to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, as it may be amended or supplemented (the “Registration Statement”).

We understand that the Registration Statement incorporates by reference the Company’s Annual Report on Form 20-F for the financial year ended 31 December 2025, filed with the Securities and Exchange Commission on 29 April 2026 (the “Annual Report”), in which our firm is named under the headings “Risk Factors”, “Business Overview” and “Operating and Financial Review and Prospects”.

We hereby consent to being named as aforesaid in the Annual Report and to the incorporation by reference of the Annual Report into the Registration Statement.

This consent relates solely to the Annual Report and the Registration Statement and to no other filing. Should our firm be named in any subsequent annual report of the Company incorporated by reference into the Registration Statement, we would be pleased to provide a fresh consent at that time.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We have not prepared or certified any part of the Registration Statement, nor have we prepared or certified any report or valuation for use in connection with the Registration Statement.

We thank you.

Yours sincerely,

KIMATHI & PARTNERS, Corporate Attorneys

/s/ KIMATHI KUENYEHIA | MANAGING PARTNER
KIMATHI KUENYEHIA | MANAGING PARTNER